Exhibit 10.9

Settlement and Release Agreement

THIS SETTLEMENT AND RELEASE AGREEMENT (“Agreement”) is made and entered into by and among FRANKLIN WIRELESS CORP., a Nevada corporation (“Issuer”); O.C. KIM (“Kim”), the president and chief executive officer of Issuer; NOSIRRAH MANAGEMENT, LLC, a shareholder of Issuer (“Nosirrah”), and STERLINGTON, PLLC (“Sterlington”), counsel to Nosirrah. Capitalized terms are defined parenthetically throughout this Agreement or have the meaning assigned to them in Article 7.

Recitals

1.             Issuer is a corporation registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).

2.             Nosirrah is a shareholder of Issuer.

3.             Kim is the president and chief executive officer of Issuer, and as such is subject to the reporting and short-swing profit provisions of Section 16.

4.             On July 22, 2021, Nosirrah filed a Complaint for Recovery of Short-Swing Profits Under 15 U.S.C. § 78p(b) in the United States District Court for the Southern District of California (the “Litigation”).

5.             The Litigation named Kim as a Defendant and Issuer as a Nominal Defendant.

6.             Following a trial in the Litigation, a judgment was entered on October 27, 2023 (the “Judgment”) requiring Kim to pay $2,000,000.00 to the Issuer.

7.             On December 29, 2023, an Order Taxing Costs was entered taxing costs in favor of Nosirrah in the amount of $8,624.94.

8.             On February 16, 2024, an order was entered (the “February 16 Order”) granting an award of prejudgment interest in the amount of $284,712.42, post-judgment interest at the rate of 5.44%, and awarding Sterlington attorneys’ fees to be paid by Issuer of $520,000.00, plus expenses in the amount of $26,838.84.

9.             Kim timely appealed, among other items, the Judgment, the Order Taxing Costs, and the February 16 Order (the “Appeal”) to the United States Court of Appeals for the Ninth Circuit.

10.           The parties desire to compromise and settle this matter in lieu of further proceedings.

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NOW, THEREFORE, in consideration of the recitals and the mutual representations, releases, and covenants made herein, the sufficiency of which the parties hereby acknowledge, the parties agree as follows:

ARTICLE 1

NO ADMISSION OF LIABILITY

Neither this Agreement nor any statement in it or action taken pursuant to it shall be considered as an admission by any party of any wrongful acts by or against, or liability to, any other party; and each party specifically disclaims any such wrongful acts and liability.

ARTICLE 2

PAYMENTS AND OTHER ACTIONS

2.01.	Effective Date of this Agreement

The Effective Date of this Agreement shall be the date on which the Issuer and Kim sign the Agreement which shall occur no later than three (3) days after Nosirrah and Sterlington sign the Agreement.

2.02.       Payment by Kim

Within fourteen (14) days of the Effective Date, Kim shall pay to Issuer $1,000,000.00.

2.03.	Payment by Issuer to Sterlington

Within seven (7) days of Issuer’s receipt of the payment described in Section 2.01 (or within seven (7) days of receipt of a completed Form W-9 from Sterlington), Issuer shall pay to Sterlington, in accordance with wire instructions submitted to Issuer by Sterlington, $550,000.00.

2.04.	Dismissal of the Appeal

Within fourteen (14) days of the Effective Date, Kim shall file a motion to dismiss the Appeal with prejudice. Neither failure for Kim to effect such dismissal nor failure of a court to recognize such dismissal shall affect or impair the obligations under Sections 2.01 and 2.02 or any other Sections of this Agreement.

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ARTICLE 3

RELEASES

3.01.	Release of Kim by Issuer

Subject to Sections 3.04 and 3.05, Issuer, to the fullest extent permitted by law, releases Kim and Kim’s Related Parties (collectively the “Released Persons”), from any and all claims, rights, causes of action, suits, obligations, damages, and liabilities, known or unknown, in law or in equity, for disgorgements, indemnity, contribution, or otherwise arising under Section 16, including the Judgment, the Order Taxing Costs, and the February 16 Order.

3.02.	Release of Issuer and Kim by Nosirrah and Sterlington

Subject to Sections 3.03 and 3.04, upon Issuer’s payment of the amount specified in Section 2.02 and the dismissal of the Appeal as specified in Section 2.03, each of Nosirrah and Sterlington, on behalf of itself and its Related Parties that it controls or that may have any claim derived from its rights, shall, to the fullest extent permitted by law, release Issuer, Issuer’s Related Parties, Kim, and Kim’s Related Parties from any and all claims, rights, causes of action, suits, obligations, and liabilities, whether known or unknown and whether in law or in equity, for damages, disgorgements, indemnity, contribution, or other relief, or, for any attorneys’ fees or other expenses, which were brought or could have been brought in the Litigation (together with the claims described in Section 3.01, the “Claims”).

3.03.	Release of Nosirrah and Sterlington by Issuer and Kim

As of the Effective Date, Issuer, on behalf of itself and its Related Parties that it controls or that may have any claim derived from its rights, and Kim, on behalf of himself and his Related Parties that he controls or that may have any claim derived from his rights, shall, to the fullest extent permitted by law, release Nosirrah, Nosirrah’s Related Parties, Sterlington, and Sterlington’s Related Parties from any and all claims, rights, causes of action, suits, obligations, and liabilities, whether known or unknown and whether in law or in equity, for damages, disgorgements, indemnity, contribution, or other relief, or, for any attorneys’ fees or other expenses, which were brought or could have been brought in the Litigation.

3.04.	Waiver of California Civil Code Section 1542

The parties intend that the releases in Sections 3.01 and 3.02 shall be effective as a full and final accord and satisfaction of, and as a bar to, all claims, rights, causes of action, suits, obligations, damages and liabilities of any nature, character or kind whatsoever, that were or could have been asserted with respect to the matters released, whether or not now known or suspected, and the parties expressly waive any rights or benefits available to them under the provisions of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.

The parties acknowledge that they understand the language and effect of Section 1542 of the California Civil Code but, nevertheless, elect to release the other parties to the full extent described in this Agreement, and specifically waive any rights that they may otherwise have under Section 1542, and all provisions, rights and benefits conferred by any other law of any state or territory of the United States, or any principle of common law, which may be comparable or equivalent to California Civil Code Section 1542. This reference to Section 1542 of the California Civil Code shall not be construed as, nor is it intended to be, an indication that the Parties intend to have California law apply to this Agreement.

3.05.	Limitation on Releases of Insider

Notwithstanding anything to the contrary in this Agreement, the releases provided in this Agreement shall not extend to or apply to any claim against Insider arising in whole or in part out of any transaction that has not been publicly disclosed in a filing with the Commission before the date of this Agreement.

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ARTICLE 4

REPRESENTATIONS OF ALL PARTIES

4.01.       Binding Agreement

Each party represents that this Agreement, when executed and delivered by such party, is a valid and binding obligation of that party, enforceable in accordance with its terms.

4.02.	Voluntary Agreement

This Agreement is executed voluntarily and without duress or undue influence on the part or behalf of the parties hereto with the full intent of releasing the Claims set forth herein. Each party represents that he, she or it:

a.	Has retained, or has had the opportunity to retain, counsel in this matter;

b.	Together with counsel, has read and understands this Agreement;

c.	Understands the terms and consequences of this Agreement, the representations and covenants it has made in this Agreement, and of the releases it contains; and

d.             Is fully aware of the legal and binding effect of this Agreement.

4.03.       Due Authorization

All parties represent that all appropriate action on their part necessary for the due and valid authorization, execution, delivery, and performance of this Agreement have been taken. Each of the individuals executing this Agreement on behalf of the parties hereto represents that he or she has all required authority to execute this Agreement in the capacity listed and has been duly authorized by the respective parties hereto.

ARTICLE 5

COVENANTS AND REPRESENTATIONS OF ISSUER

AND SHAREHOLDERS

The parties make the following covenants and representations, subject to the performance by the other parties of their obligations under this Agreement.

5.01.	Of Issuer

(a)	Covenant Not to Sue

Issuer covenants that, except for any action to enforce the terms of this Agreement, it will not bring any legal action (whether by way of direct claim, counterclaim, cross-claim, or interpleader) against Kim or Kim’s Related Parties based on any of the Claims Issuer has released in this Agreement.

(b)	Non-Assignment

Issuer represents and warrants that it has not assigned or transferred, and that it will not assign or transfer, any interest in any Claims that Issuer has released in this Agreement.

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5.02.	Of Nosirrah and Sterlington

(a)	Covenant Not to Sue

Each of Nosirrah and Sterlington covenants that, except for any action to enforce the terms of this Agreement, it will not bring any legal action (whether by way of direct claim, counterclaim, cross- claim, or interpleader) against Kim, Issuer, or their Related Parties based on any of the Claims that each Shareholder has released in this Agreement or for attorneys’ fees with respect to any such Claims, provided, however, that nothing in this Agreement shall be construed in a manner that would constitute a violation by Sterlington or any of its lawyers of Rule 5.6(a)(2) of the New York Rules of Professional Conduct or any substantially similar rule in any other jurisdiction that applies to any of them.

(b)	Non-Assignment

Each of Nosirrah and Sterlington represents and warrants that it has not assigned or transferred, and that it will not assign or transfer, any interest in any Claims that it may have against Kim, Issuer, or their Related Parties (including without limitation any potential right to an award of attorneys’ fees and expenses).

ARTICLE 6

CONFIDENTIALITY

Each party agrees to keep confidential the terms and conditions of this Agreement and to take every reasonable precaution to prevent disclosure of any of the terms and conditions of this Agreement unless disclosure is required by law or is agreed to by the parties.

The parties may disclose the terms and conditions of the Agreement to their respective accountants, attorneys, or to a court in any court proceeding where it is relevant, and, in the case of Issuer, to its shareholders and to the public in any filing with the Commission in which it believes in good faith that disclosure is necessary. To the extent that any such information has come into the public domain (including by way of a court filing not under seal) or Issuer discloses such information to the public, the other parties will no longer be bound to keep such information confidential.

ARTICLE 7

DEFINITIONS

7.01.	Commission

“Commission” means the Securities and Exchange Commission.

7.02.	Exchange Act

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

7.03.	Person

“Person” means any individual, corporation, general or limited partnership, joint venture, limited liability company, association, trust, or any other juridical person whether chartered in the United States or abroad.

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7.04.       Related Parties

“Related Parties” means, with respect to any Person, members of that Person’s immediate family, domestic partner, any trust of which that Person is a settlor or beneficiary together with the trustee of any such trust, and that Person’s present and former officers, directors, employees, members, managers, agents, attorneys, representatives, advisors, affiliates (as defined in Rule 12b-2 under the Exchange Act), associates (as defined in Rule 12b-2 under the Exchange Act), parents, principals, subsidiaries, general or limited partners or partnerships, investment advisory clients, controlling persons, heirs, executors, administrators, successors, and assigns.

7.05.	Section 16

“Section 16” means Section 16 of the Exchange Act, codified at 15 U.S.C. § 78p, and the rules promulgated by the Commission thereunder.

ARTICLE 8

MISCELLANEOUS

8.01.       Entire Agreement

This Agreement represents the entire agreement and understanding of the parties concerning its subject matter and supersedes and replaces all prior written or oral agreements and understandings among the parties concerning the subject matter of this Agreement.

8.02.       Reasonableness

The parties expressly agree that the terms of this Agreement are fair, reasonable, and adequate to all of the parties and to Issuer’s stockholders.

8.03.	Counterparts

This Agreement may be executed by the parties in counterparts, each of which shall be considered an original, but all such counterparts shall together constitute one and the same document.

8.04.	Further Assurances

Each party, without additional consideration, agrees to execute and deliver such other documents and to take other action reasonably necessary to effect and enforce the provisions of this Agreement.

8.05.	Choice of Law

To the extent not inconsistent with any governing federal law or with any reference to other law in this Agreement, this Agreement shall in all respects be interpreted, enforced, and governed under and in accordance with the laws of the State of New York, without reference to the choice of law provisions thereof. All claims, disputes and other matters in question arising out of or relating to this Agreement, or the breach thereof, will be decided by proceedings instituted and litigated in a court of competent jurisdiction sitting in the State of New York.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

Franklin Wireless Corp. By: ______________________________ Name: Title: Date:	O.C. KIM ______________________________ Date:
Nosirrah Management, LLC By: ______________________________ Name: Robert Kantowitz Title: Authorized Signatory Date:	Sterlington, PLLC By: ______________________________ Name: Mari K. Bonthuis Title: Authorized Signatory Date:

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